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                           FORTE COMMUNICATIONS, INC.

                                TODAY'S INVESTOR
                            50 Broadway   Suite 2300
                               New York, NY 10004
                       (212) 785-6300 Fax: (212) 785-6205
                             CompuServe 76702.2130
                               todaysinvestor.com

facsimile: 011 44 1 222 480-479

Mr. William D. Snowdon
Phoenix Walters
48 The Parade
Cardiff CF2 3AB

Dear Bill:

RE: Consulting Agreement

Dear Bill:

This letter is to confirm my conversations with Wyn Holloway regarding the renewal of Forte Communications Inc.'s consulting agreement with MSU Corporation effective February 15, 1997.

As per our verbal agreement, Forte Communications, Inc. agrees to accrue its monthly consulting fee from February 15, 1997 forward until such time as MSU Corporation ("MSU" or the "Company") achieves any of the following: revenues through sales or financing of over $1 million.

MSU Corporation also agrees to accrue the monthly consulting fee due to Forte and to reimburse all cash advances made on behalf of the Company as they are incurred. These expenses include such items as electronic, telephonic, and email transmittal of press releases to requesters, media and the financial community. Mailing of media packages to current and prospective investors and members of the financial community will be done only upon the written approval of one of the Company's designees.

If the above is acceptable to you as corporate counsel and as a member of the Board, please so indicate by signing in the place below and faxing it back to us and mailing the original to us at your earliest convenience.


Sincerely,


CHARLES W. MCLAUGHLIN
Charles W. McLaughlin
Managing Director

CWM:ct




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                           FORTE COMMUNICATIONS, INC.
                            50 Broadway, Suite 2300
                               New York, NY 10004
                                  212-786-6300
                               Fax: 212-785-6205
                            CompuServe'r' 76702,2130

February 15, 1997

Wyn Holloway
Chairman & President
MSU Corporation
526-528 Elder Gate
Central Milton Keynes
MK9 1LR
UK

RE:   Letter of Understanding

Dear Mr. Holloway:

As discussed, I am submitting the following proposal for Public Relations to be performed by Forte Communications, Inc. on behalf of MSU Corporation
(the "Company") effective February 15, 1997.

The parties agree that Forte Communications, Inc. shall act as a consultant to the Company.

1. Forte Communications, Inc. will consult with the Company as its public relations advisor. Both Charles McLaughlin and Patricia Meding will act as consultants for the Company on all public relations matters.

2. The parties agree that the consulting arrangement shall extend for a period of one year (1) from February 15, 1997 and that it is automatically renewable for an additional year upon the mutual consent of both parties. Neither party shall have the right or option to terminate this agreement without mutual consent during a period of activity.

3. The consulting activities shall continue from February 15, 1997.

4. The Company shall pay a non-cancelable retainer of five thousand dollars ($5000.00) which will be paid at the beginning of every month plus reimbursement of out-of-pocket expenses including but not limited to telephone, facsimile, secretarial and other services provided on behalf of the Company. The Company agrees to pay upon presentation of documentation any approved out-of-pocket expense provided Forte Communications, Inc. seeks and secures approval of a budget figure prior to the expenditure.






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   In addition, options representing 50,000 shares of common stock exerciseable at two dollars and no cents ($2.00) per share. These options shall be issued in compliance with Regulation S-8.

5. Forte Communications, Inc. will use its best efforts to:
     arrange Due Diligence meetings;
     organize institutional investor meetings;
     originate and disseminate information about the company including press releases;
     arrange for articles to appear in periodicals, tabloids, newsletters and other media, as appropriate;
     arrange for direct mail, broadcast, electronic, on-line and other media services as desired by The Company to keep shareholders, investors, and the brokerage community informed of the Company's activities.

6. The Company agrees that any controversy or claim arising from this Letter of Understanding will be settled under the laws of New York State.

As we have discussed, monthly fee wil begin effective February 15. The options outlined above will also be issued upon the signing of this Letter of Understanding. Out-of-pocket expenses incurred in the normal course of performing our services will be reimbursed upon presentation of receipts and, as stated above, for any additional out-of-pocket expenses anticipated we will seek prior approval from you.

If this Letter of Understanding properly outlines our agreement, please indicate your acceptance by signing in the space provided below and returning it to me via facsimile with the original being sent to me via first class mail at Forte Communications, Inc., 50 Broadway, Suite 2300, New York, NY 10004.



For MSU Corporation                   Forte Communications, Inc.
                                      CHARLES W. MCLAUGHLIN
W.D. SNOWDON                          Charles W. McLaughlin
                                      President
-------------------


Dated:_____________                   Dated:______________


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